EXHIBIT 21.0

DRUGMAX, INC.

Subsidiaries

Valley Drug Company (Ohio)

Valley Drug Company South (Louisiana)

Discount Rx, Inc. (Louisiana)

Desktop Media Group, Inc. (Florida)

VetMall, Inc. (Florida)

Discount Rx, Inc., (Nevada)